Exhibit 10.1

ZION OIL & GAS INC.

March 19, 2012

Mr. Victor G. Carrillo

Address

Re: Employment Agreement

Dear Victor:

We previously entered into an Employment Agreement dated January 13, 2011 and wish to restate and amend the same in accordance with this Agreement.

Restatement of Original Employment Agreement. With effect from the date first written above, the noted previous employment agreement is hereby amended and restated in its entirety so that your continuing duties and obligations to Zion Oil & Gas Inc., a Delaware corporation (the "Company") shall henceforth be governed by the terms contained herein (as so amended and restated, the "Letter Agreement"). You acknowledge and agree that the Company has satisfied in full all of its obligations to you contained under the said previous employment agreement. Following the effective date of this Agreement, you agree that the previous employment agreement as originally executed by the parties, shall have no force or effect.

The terms of this Letter Agreement are as set forth below:

1. Position. Commencing October 18, 2011 you shall serve as the Company's President and Chief Operating Officer. Your responsibilities in this position shall be determined by the Company's Board of Directors and you will report directly to the Chief Executive Officer of the Company. You shall devote your full time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use your best efforts to promote the interests of the Company. You appreciate that your duties may involve significant travel from your place of employment (both within and outside the country in which that place is located), and you agree to travel as reasonably required in order to fulfill your duties.

2. Compensation In connection with your employment, the Company will pay you the following salary and other compensation:

(a) Salary. You will be paid a base salary at the annual rate of $250,000 (your "Base Salary"), payable in accordance with the Company's standard payroll practices less applicable withholdings. The Board of Directors will review your Base Salary annually and, in its sole discretion, consider any increases it deems warranted at that time.

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In addition, upon signing of this Letter Agreement you shall be paid a signing bonus of $25,000.

(b) Other Compensation. You will be eligible to participate in the benefit plans established for Company employees who are located in Texas. The Company will contribute $1,700 per month towards your family health, dental and vision coverage and disability and term life insurance. The Company will also contribute $1,000 per month towards term life insurance for you personally.

(c) Right to Change Plans. Nothing in this letter will be construed to limit, condition or otherwise encumber the Company's right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.

(d) Paid Time Off (PTO) / Paid Holidays. You shall accrue PTO at the rate of 20 days for each calendar year, prorated as applicable for any partial calendar year and subject to the terms of the Company's vacation policy. PTO is meant to include all vacation, personal and sick days. You shall not be entitled to any additional PTO. You shall be compensated at the usual rate of base compensation for any PTO. You shall also be entitled to paid Company Holidays as generally given by the Company. Company Holidays are currently defined as: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving Day, Christmas Eve and Christmas Day.

(e) Options. During each year that this Letter Agreement is in effect, you shall be granted fully vested options to purchase up to 25,000 shares of common stock of the Company at a per share exercise price of $0.01(“Vested Options”). The Vested options shall be issued at the earlier of (a) at any time in December or (b) the date of termination or expiry of this Letter Agreement; provided that, if with respect to any year wherein you have been employed under this Letter Agreement for less than 12 months, then you shall be issued a pro rata portion of the Vested Options based on the number of months that this Letter Agreement was actually in effect. All Options are subject to the terms of the written stock option agreement(s) issued by the Company.

(f) Motor Vehicle. The Company shall provide you with use of an automobile and the Company shall pay for registration, reasonable gas expenses, maintenance and insurance.

(g) Cell Phone. The Company shall provide you with a cell phone and pay the service provider directly for its maintenance and reasonable use charges.

(h) Professional Fees. The Company shall pay for or reimburse Employee professional license fees and taxes paid to the State Bar of Texas, Texas Board of Professional Geoscientists, and the American Association of Petroleum Geologists, etc.

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(i) Executive Assistant. The Company agrees that the role of President and Chief Operating Officer requires a dedicated executive assistant and will provide such person, whether full-time or part-time.

3. Expense Reimbursement. You shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which you incur in connection with performing your duties under this Letter Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company's executive officers or Board of Directors. The Company will reimburse you for up to $5,000 in relocation expenses to Dallas, Texas. The Company will authorize business class travel when flying on overseas flights.

4. Additional Agreements; Non-compete; Non-solicitation. As a Company Executive, you will be expected to abide by Company rules and regulations including insider trading policies and underwriter lock ups, from time to time in force which are brought to your notice. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign (if you have not already done so) and comply with the Employment, Non-competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of your rights to any intellectual property made during your association with the Company, and non-disclosure of proprietary information.

5. Term. Your employment with the Company will be for a period to continue until December 31, 2013 (the “Initial Term”) and shall renew automatically for two additional one year periods unless either Party advises the other at least 30 days prior to any renewal that this Agreement is being terminated at the end of the then current term.

(a) Death. Your employment terminates on the date of your death, and the Company will pay your Base Salary to the end of the month during which you died and other Accrued Obligations through the date of termination.

(b) Termination for Cause. The Company may terminate your employment at any time for Cause. As used herein, "Cause" is defined to mean (I) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) you have engaged in willful misconduct or materially failed or refused to perform the duties assigned to you or have performed such duties with gross negligence or have breached any terms or conditions of your agreements with the Company, and, following 10 days written notice of such conduct, have failed to cure it; or (III) you have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company. Upon termination for Cause, the Company will pay you your (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company's expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company's employee benefit plans in which you then participate (the "Accrued Obligations") up to the date of the notice of termination, which date shall be for all purposes of this Letter Agreement the date of termination of your employment. The Company will not have any other compensation obligations to you.

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(c) Termination other than by Death or Cause. The Company may terminate your employment for any reason not described in Section 5(a) or (b) above at any time by giving you written notice thereof, and the date on which you received such notice will be your date of termination. Upon such a termination, the Company will provide you with the compensation described in Section 6.

(d) Voluntary Termination. You may terminate your employment at any time for a reason, and the effective date of your termination will be the date on which such notice is received by the Company. The Company will pay you your Accrued Obligations through the date of termination. The Company will have no other obligations to you.

6. Severance Compensation. Notwithstanding the above, if you are terminated anytime by the Company without Cause, the Company will provide you the following compensation:

(a) The Company will pay you (i) your Accrued Obligations through the date of termination, and (ii) your continued Base Salary for a period of three months following the date of termination if during the Initial Term and six months Base Salary following the date of termination if during a renewal term.

(b) The provision of the foregoing severance is conditioned upon receipt from you of a signed a general release and non-disparagement agreement (the "Waiver and Release of Claims" in the form attached hereto as Exhibit A) and your continued compliance with the terms of this Agreement.

7. Outside Activities During Employment; No Conflicting Obligations. In addition to any obligations contained in the Employment, Non-competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B so long as you render services to the Company, you will not assist any person or organization in competing with the Company, or in preparing to compete with the Company. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with this obligation under this Letter Agreement. You represent and warrant that you will not use or disclose, in connection with your employment with the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

The Company acknowledges that Mr. Carrillo currently serves on the Board of Directors of Magnum Hunter Resources Corporation and that such service in no way conflicts with the obligations to the Company.

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8. Withholding Taxes. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

9. Entire Agreement. This Letter Agreement and the agreements referred to in this Letter Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10. Amendment and Governing Law. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes will be governed in and by the laws of the State of Texas. For the purposes of all legal proceedings this Letter Agreement shall be deemed to have been performed in the State of Texas and the courts of Dallas County shall have jurisdiction to entertain any action arising under this Letter Agreement.

This Letter Agreement shall be deemed effective when signed below.

Very truly yours,

ZION OIL & GAS INC.

By:	/s/ Richard Rinberg

Name:	Richard Rinberg

Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Victor G. Carrillo
Victor G. Carrillo

Dated: March 19, 2012

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EXHIBIT A

ZION OIL & GAS Inc.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Zion Oil & Gas Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under my employment agreement with the Company, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge and understand that certain State Civil Codes provide as follows and which may apply to me: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Date:

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EXHIBIT B

ZION OIL & GAS Inc.

Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Zion Oil & Gas Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the ”Intellectual Property Agreement”):

1. Employment.

(a) I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment.

(c) “Competitive Business” means any business that engages in oil and gas exploration and production in Israel or which the Company was engaged in or contemplating engaging in when I was employed by the Company.

“Employment Period” means the period during which I was employed by the Company.

“Termination Date” means the date that my employment with the Company is terminated, for any reason, in accordance with the Letter Agreement.

“Territory” means the State of Israel and the Palestinian territory.

Non-Competition. I acknowledge that employment by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable the me to put the Company at a significant competitive disadvantage if I am employed or engaged by or becomes involved in a Competitive Business. Accordingly, during the Employment Period and for 1 year after the Termination Date I will not, directly or indirectly, individually or in partnership or in conjunction with any other Person:

(i) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in the Territory;

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(ii) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in the Territory in a capacity in which the loyal and complete fulfilment of my duties to that Competitive Business would (i) inherently require that I use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer of Confidential Information; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person which carries on a Competitive Business in the Territory.

The restriction in this Subsection 1(c ) will not prohibit me from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my ”Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers and suppliers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Notwithstanding the foregoing, I further understand that Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to the Second Party through no action or inaction of the Second Party; (iii) is already in the possession of the Second Party at the time of disclosure as shown by the Second Party’s files and records prior to the time of disclosure; (iv) is obtained by the Second Party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the Second Party without use of or reference to the Company’s Confidential Information, as shown by documents and other competent evidence in the Second Party’s possession; or (vi) is required by law to be disclosed by the Second Party, provided that such party will give the Company written notice of such requirement prior to disclosing so that the Company may seek a protective order or other appropriate relief.

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(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d) Return of Confidential Information. I agree that, upon first request by the Company or on the Termination Date, I will deliver to the Company (and will not keep in my possession, custody or control) Confidential Information including all analyses, compilations, notes, studies, memoranda or other documents prepared by me to the extent that the same contain, reflect or derive from Confidential Information and so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained herein), expunge any Confidential Information from any computer, word processor or other device in my possession or under my custody and control.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

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(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein.

(f) Return of Company Documents. I agree that, upon first request by the Company or at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix A.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an Executive, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

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6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in Dallas, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

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8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of Delaware as they apply to contracts entered into and wholly to be performed within such State. Without derogating from the obligations to arbitrate under Section 7 herein, I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in Dallas, Texas for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of January 13, 2011.

By: VICTOR G. CARRILLO
Address

WITNESS

By:
Name:
Address:

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